Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires 59,948 Square Foot Coborn’s

Grocery Store-Anchored Shopping Center in Minnesota

CINCINNATI, OH, October 17, 2012 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”), today announced the acquisition of New Prague Commons, a 59,948 square foot shopping center anchored by a Coborn’s grocery store and located in New Prague, Minnesota, a suburb of Minneapolis-St. Paul. This acquisition further diversifies the portfolio as it is the first grocery-anchored shopping center located in the state of Minnesota and is also the first Coborn’s grocery store-anchored property in the Company’s portfolio. The acquisition of New Prague Commons brings the Company’s total portfolio to 21 properties.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States. New Prague Commons was acquired through the Company’s joint venture, PECO-ARC Institutional Joint Venture I, LP.

New Prague Commons is 98.2% occupied and anchored by a 45,708 square foot Coborn’s grocery store, which is on a long term lease through May 2023. When combined with the Coborn’s grocery store lease, 89 percent of rents from the property come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of October 17, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 21 grocery-anchored shopping centers totaling 2,013,532 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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